Exhibit 99.1

               InterDigital and Nokia Enter Arbitration

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--July 22, 2003--InterDigital Communications Corporation (Nasdaq: IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that Nokia Corporation (Nokia) has requested binding arbitration regarding Nokia's royalty payment obligations for its worldwide sales of 2G GSM/TDMA (2G) and 2.5G GSM/GPRS/TDMA (2.5G) products under the existing patent license agreement with InterDigital Technology Corporation (ITC), a wholly-owned subsidiary of InterDigital Communications Corporation. Pursuant to the dispute resolution provisions of the patent license agreement, Nokia's request for arbitration was filed in the International Court of Arbitration of the International Chamber of Commerce (ICC).
    Nokia's arbitration request relates to ITC's claim that the patent license agreements ITC signed with Ericsson and Sony Ericsson in March 2003 defined the financial terms under which Nokia would be required to pay royalties on its worldwide sale of 2G and 2.5G products commencing January 1, 2002. Nokia is seeking a determination that it has no royalty obligations to ITC based upon ITC's licensing of Ericsson and Sony Ericsson. Alternatively, Nokia is seeking an order requiring ITC to provide Nokia with access to various documents related to previous litigations, negotiations, and arbitrations with other parties. Pending access to the requested documents, Nokia is seeking to prevent the commencement of arbitration proceedings that would determine royalty amounts owed to ITC for the period starting January 1, 2002.
    ITC has thirty days to respond to Nokia's request for arbitration. As part of ITC's response, ITC intends to file a counterclaim seeking a determination of and award for royalties owed to ITC by Nokia. Separately, Nokia has indicated that it intends to file an action in Federal Court to gain access to documents previously sealed by the Court related to the now-settled Ericsson litigation.
    "Resolving royalty issues with Nokia remains a top priority," said William J. Merritt, Executive Vice President, General Patent Counsel and President of ITC. "We believe that we have fully satisfied our contractual obligations and remain confident in our position, including our prior projections as to the amount of royalties owed and to be paid. We are fully prepared to move forward to arbitration."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements reflecting the Company's beliefs, plans, and expectations as to royalties owed and to be paid by Nokia and the Company's intentions with respect to Nokia's request for arbitration. Words such as "believe", "intend", "projections" and similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including, but not limited to: (i) resolution of the dispute as to the applicability of the terms of the Ericsson and Sony Ericsson licensing agreements to the royalty obligations of Nokia under its license agreement in a manner other than the manner anticipated by the Company; (ii) results from the dispute resolution process which could cause changes in the anticipated amounts owed and/or paid; (iii) any future legal proceedings that could adversely affect the royalty obligations or payments under Nokia's license agreement; (iv) the impact of prepayment discounts or lack thereof and the accuracy of estimates by Nokia related thereto; (v) the actual number and selling price of covered terminal units sold by Nokia; (vi) any actual deviation from the assumptions made by the Company, including those related to product mix, sales prices, and market share of Nokia; and
(vii) as well as other factors listed in the Company's most recently filed 10-K. InterDigital undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
              or
             InterDigital Communications Corporation
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com